Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

JAMES DONOVAN and LINDA DONOVAN, on behalf of themselves and all others similarly situated, Plaintiffs,

v.	Civil Action No.

CCC INFORMATION SERVICES GROUP INC., GITHESH RAMAMURTHY, JOHN D. COLLINS, MORGAN W. DAVIS, MICHAEL R. EISENSON, THOMAS L. KEMPNER, J. RODERICK HELLER, III, MARK A. ROSEN, and HERBERT S. WINOKUR JR.,

Defendants.

CLASS ACTION COMPLAINT

Plaintiffs, James Donovan and Linda Donovan, individually and on behalf of all others similarly situated, by their attorneys, allege the following based upon the investigation of their counsel, except as to allegations specifically pertaining to plaintiffs and their counsel, which are based on personal knowledge.

NATURE OF THE ACTION

1. This is a stockholder’s class action on behalf of the public stockholders of CCC Information Services Group Inc. (the “Company” or “CCC”) against CCC and certain officers/directors of CCC to seek equitable and other relief relating to the proposed acquisition of CCC. Specifically, on September 22, 2005, the Company announced that it entered into an Agreement and Plan of Merger, dated as of September 21, 2005 (the “Merger Agreement”), between the Company and Cougar Holdings, Inc., a Delaware corporation and affiliate of Investcorp S.A. (“Investcorp”), and that pursuant to the Merger Agreement, CCC stockholders will be entitled to receive $26.50 in cash for each share of CCC common stock they own (the “Buyout Transaction” or the “Merger”). A stockholder vote on the Merger has been scheduled for February 9, 2005, pursuant to a Proxy Statement dated January 9, 2006. Plaintiffs allege, inter alia, that (i) various disclosures relating to the financial advisor to CCC’s Board of Directors (the “Board”) – Credit Suisse First Boston – were grossly inadequate; (ii) the Company’s Chairman and CEO is receiving an improper change of control payment pursuant to the Buyout Transaction; and (iii) the Merger price of $26.50 per share, which represents only a 3.9% premium over the closing price of CCC shares the day before the Merger announcement, is grossly inadequate and was derived through an unfair process, a process that failed to utilize a special committee of the Board or a vote based on other than a simple majority to ensure that CCC’s public stockholders who are unaffiliated with the Company’s directors, officers and two largest stockholders (who all have interests that the other public stockholders do not) would have an adequate say in whether the Buyout Transaction is approved, and therefore they and the other public stockholders of CCC common stock are entitled to enjoin the Buyout Transaction, or alternatively, recover damages in the event the Buyout Transaction is consummated.

THE PARTIES

2. At all relevant times, plaintiffs have been the owners of CCC common stock.

3. CCC is a Delaware corporation headquartered in Chicago, Illinois and is a leading supplier of advanced software, communications systems, and Internet and wireless-enabled technology solutions to the automotive claims and collision repair industries. Its technology-based products and services optimize efficiency throughout the entire claims management supply chain and facilitate communication among approximately 21,000 collision repair facilities, 350 insurance companies and a range of industry participants. CCC common stock is traded on the Nasdaq National Market System under the ticker symbol “CCCG”.

4. Defendant Githesh Ramamurthy (“Ramamurthy”) is Chairman of CCC’s Board and CCC’s President and Chief Executive Officer. According to the Proxy Statement filed with the U.S. Securities and Exchange Commission (“SEC”) on January 9, 2006 (the “Proxy Statement”), upon completion of the Merger, Ramamurthy will receive: a $1.74 million change of control payment although he will continue to run the surviving entity after the Buyout Transaction; $5,642,831 for his shares of CCC common stock; $4,620,567 for his vested and unvested CCC options; and $2,650,000 for his unvested restricted stock. Ramamurthy’s unvested restricted stock includes a performance-based restricted stock award he received in March 2005, which vests on the achievement of a stock price of $28.50 per share. This award of 60,000 shares expires in ten years from March 2005 if the share price does not reach $28.50 per share. However, upon completion of the Merger, Ramamurthy will receive full payment for this unvested restricted stock award. He will also contribute 226,415 shares of his remaining CCC stock (worth $6 million) for an equity interest in the surviving corporation after the Merger and will continue as the President and Chief Executive Officer of the surviving corporation, under a new, lucrative, employment agreement.

5. Defendant John D. Collins (“Collins”) is and has been a director of the Company since November 2004. Mr. Collins is a member of the Audit Committee. From time to time CCC grants non-management directors unvested restricted stock. Each year, on the anniversary of the director’s appointment, 1,000 shares of the stock vests. Upon completion of the Merger, however, Collins will receive $125,875 for 4,750 shares of unvested restricted stock. Collins would have had to wait over 4 years to receive fill compensation for his 4,750 shares of unvested restricted stock but for the Buyout Transaction.

6. Defendant Morgan W. Davis (“Davis”) is and has been a director of the Company since 1995 and is a member of CCC’s Finance Committee and the Compensation and Nominating Committee, and he serves as Chair of the Audit Committee. Upon completion of the Merger, Davis will receive $99,375 for 3,750 shares of unvested restricted stock.

7. Defendant Michael R. Eisenson (“Eisenson”) is and has been a director of the Company since 1998 and is a member of the Compensation and Nominating Committee and is Chair of the Finance Committee. He is a Managing Director and the Chief Executive Officer of Charlesbank Capital Partners, LLC (“Charlesbank”), a private investment firm formed on July 1, 1998, which is the investment advisor to CCC’s largest stockholder, White River Ventures, Inc. (“White River”). White River beneficially owned approximately 29.50% of the Company’s common stock as of January 9, 2006.

8. Defendant Thomas L. Kempner (“Kempner”) is and has been a director of the Company since 1983. Mr. Kempner a member of the Audit Committee. Upon completion of the Merger, Kempner will receive $125,875 for 4,750 shares of unvested restricted stock.

9. Defendant J. Roderick Heller, III (“Heller”) is and has been a director of the Company since August 2003. Mr. Heller is a member of the Audit Committee. Upon completion of the Merger, Heller will receive $99,375 for 3,750 shares of unvested restricted stock.

10. Defendant Mark A. Rosen (“Rosen”) is and has been a director of the Company since 1998. He is a Managing Director of Charlesbank. He also currently serves on the Board of Directors of several Charlesbank portfolio companies. Defendant Rosen, as well as Defendant Eisenson, are representatives designated by Charlesbank to serve on CCC’s Board.

11. Defendant Herbert S. Winokur Jr. (“Winokur”) is and has been a director of the Company since 1998. Mr. Winokur is a member of the Audit Committee and is the Chairman of the Nominating Committee of the Company. Winokur is also Chairman and Chief Executive Officer of Capricorn Holdings, Inc. (“Capricorn”), which through its affiliates, owns 1,020,202 shares of CCC Class A common stock and 100 shares of CCC Series F preferred stock. Each share of Series F preferred stock is entitled to 12,000 to 1 voting rights as compared to CCC common stock. Winokur is Capricorn’s representative on CCC’s Board.

12. The Defendants described in paragraphs 4 - 11 comprise the entire Board of the Company and are collectively referred to as the “Individual Defendants.”

13. Defendant Cougar Holdings, Inc. (“Cougar Holdings”), a corporation organized and existing under the laws of the state of Delaware, was formed on September 21, 2005 for the purpose of completing a merger with CCC and arranging certain financing transactions related to such merger. Cougar Holdings was formed at the direction of Investcorp and has not engaged in any business except in anticipation of the Merger.

14. Defendant Cougar Merger Sub, Inc. (“Cougar Merger Sub”) is a corporation organized and existing under the laws of the state of Delaware, and is a direct wholly-owned subsidiary of Cougar Holdings. Cougar Merger Sub was formed on September 21, 2005 exclusively for the purpose of completing the Merger. If the Merger is completed, Cougar Merger Sub will merge with CCC and CCC will be the surviving corporation (surviving as a wholly-owned subsidiary of Cougar Holdings).

15. The Individual Defendants, as officers and/or directors of the Company, stand in a fiduciary position relative to the Company’s public stockholders and owe the public stockholders of the Company the highest duties of good faith, fair dealing, due care, loyalty, and full and candid disclosure.

16. By virtue of their fiduciary positions, the Individual Defendants were, and are, required to: (a) act in furtherance of the best interests of CCC’s stockholders; (b) maximize stockholder value in a sale of the Company; and (c) refrain from abusing their positions of control.

CLASS ACTION ALLEGATIONS

17. Plaintiffs bring this action as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of all public stockholders of the Company (except the defendants herein and any person, firm, trust, corporation, or other entity related to, or affiliated with, any of the defendants) and their successors in interest, who are or will be threatened with injury arising from defendants’ actions as more fully described herein (the “Class”).

18. This action is properly maintainable as a class action.

19. The Class is so numerous that joinder of all members is impracticable. For instance, as of January 9, 2006, there were approximately 16.68 million shares of the Company’s common stock outstanding owned by hundreds, if not thousands, of holders. The Company’s common stock is listed and actively traded on the NASDAQ National Market System.

20. There are questions of law and fact which are common to the Class including, inter alia, the following: (a) whether defendants have breached their fiduciary and other common law duties owed by them to plaintiffs and the other members of the Class; (b) whether Ramamurthy is pursuing a scheme and course of business designed to eliminate the public securities holders of the Company in violation of his fiduciary duties in order to enrich himself at the expense and to the detriment of plaintiffs and the other public stockholders who are members of the Class; (c) whether the Board failed to disclose in the Proxy Statement issued in connection with the Merger, that its financial advisor, during the negotiations leading up to the Buyout Transaction, was also advising Investcorp regarding, among other things, the purchase of a company owned by the investment advisor of CCC’s largest stockholder, White River; (d) whether the Buyout Transaction, hereinafter described, constitutes a breach of the duty of fair dealing with respect to the plaintiffs and the other members of the Class; and (e) whether the Class is entitled to injunctive relief and/or damages as a result of the wrongful conduct committed by defendants.

21. Plaintiffs are committed to prosecuting this action and have retained competent counsel experienced in litigation of this nature. The claims of the plaintiffs are typical of the claims of other members of the Class and plaintiffs have the same interests as the other members of the Class. Plaintiffs will fairly and adequately represent the Class.

22. Defendants have acted in a manner which affects plaintiffs and all members of the Class alike, thereby making appropriate injunctive relief and/or corresponding declaratory relief with respect to the Class as a whole.

23. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class, which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would, as a practical matter, be dispositive of the interests of other members or substantially impair or impede their ability to protect their interests.

SUBSTANTIVE ALLEGATIONS

24. CCC, incorporated in Delaware in 1983 and headquartered in Chicago, Illinois, is a holding company that operates through its wholly-owned subsidiary, CCC Information Services Inc., which develops, markets and supplies a variety of automobile claim products and services which enable customers in the automobile claims industry, including automobile insurance companies, collision repair facilities, independent appraisers and automobile dealers to efficiently manage the automobile claim and vehicle restoration process.

25. Since the Company’s initial public offering of common stock in August of 1996, it has not paid any dividends. Its policy is to retain cash to fund future growth.

26. In July 2004, the Company initiated a self-tender offer (the “Self-Tender Offer”) for 11.2 million of its shares for a price of $18.75 per share, which, at the time, represented a 28% premium to the market price for CCC’s common stock. The Self-Tender Offer was fully subscribed and closed on September 8, 2004. In order to effect the Self-Tender Offer, CCC, which had been debt-free, borrowed $177.5 million in addition to paying out $210 million in cash. White River, advised by Charlesbank, tendered 3,940,000 shares into the Self-Tender Offer for proceeds of nearly $74 million. The significant debt that CCC took on in connection with the Self-Tender Offer burdened the Company thereafter.

27. On September 22, 2005, CCC filed a Form 8-K with the SEC, disclosing that it had entered into an Agreement and Plan of Merger, dated as of September 21, 2005, by and among the Company, Cougar Holdings, Inc. (“Cougar”), a Delaware corporation, and Cougar Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Cougar (“Couger Sub”), pursuant to which Couger Sub will be merged with and into the Company, with the Company continuing after the Merger as the surviving corporation and a wholly owned subsidiary of Cougar. Cougar was formed at the direction of Investcorp, a global investment company, for the purposes of this Merger.

28. The Form 8-K also disclosed that CCC’s Board of Directors has unanimously approved the Merger and White River, and another significant owner of CCC securities, Capricorn, have entered into an agreement with Cougar to vote their shares (the “Shareholder Agreements”), representing approximately 30% of the voting power of the Company’s outstanding shares, in favor of the transaction. However, as set forth in the Proxy Statement at p. 47, although not required to do so, White River and Capricorn have also indicated that they will be voting additional shares they own, amounting to another 10% of the Company’s outstanding shares, which are not otherwise subject to the Shareholder Agreements.

29. According to the Proxy Statement, management of the Company, including Andrew G. Balbirer (CFO and Executive Vice President (EVP)), J. Laurence Costin, Jr. (Vice Chairman and EVP, Sales), Mary Jo Prigge (President, Service Operations), James T. Beattie (Chief Technology Officer and EVP) and James A. Dickens (Senior Vice President, Sales), have stated that they will contribute all of their shares of CCC common stock for an equity stake in the surviving corporation to the extent permitted by Investcorp. Moreover, as of December 16, 2005, CCC’s directors and executive officers, all of whom will benefit from the Merger by having various unvested securities vest and/or retaining their jobs with the surviving entity after the Buyout Transaction, held, and were entitled to vote 6.5% of the voting power of the outstanding CCC common shares entitled to vote. Furthermore, as detailed below, the vote on the Merger is not subject to a majority of the outstanding public shares to be voted not owned by White River, Capricorn and CCC’s directors and officers. Therefore, with more than 46.5% of the vote already sewn up, a vote approving the Merger is a near certainty.

30. In addition to the fact that the vote on the Merger will be based on a simple majority, as opposed to the approval of a majority of CCC’s public stockholders unaffiliated with White River, Capricorn, and the Company’s directors and officers (see Proxy Statement at p. 28), the Company’s Board of Directors did not establish a special committee of independent directors to act on behalf of CCC with respect to the Buyout Transaction.

31. While the Buyout Transaction will enable Ramamurthy to retain equity ownership in the successor of the Company and its valuable assets for his own benefit, and White River/Charlesbank and Capricorn to sell their significant, illiquid positions, in the Company’s securities at huge premiums to their initial investments, the Company’s public stockholders will be deprived of their equity investment and the benefits thereof including, among other things, the expected growth in the Company’s profitability.

32. Notwithstanding the individual interests of White River/Charlesbank, Capricorn, and Ramamurthy, the Individual Defendants are duty-bound to maximize stockholder value once the Company is up for sale.

33. A special committee should have been formed because, at least 4 members of CCC’s Board of Directors, defendants Eisenson and Rosen (designated by White River) (Proxy Statement p. 14), Winokur (designated by Capricorn) (id.), and Ramamurthy, who is receiving, among other things, a golden parachute payment, notwithstanding that he will retain his same job and will have a significant equity interest in CCC’s successor company while the public stockholders are essentially being forced out at a grossly inadequate price, are interested in the transaction, and have interests that are not directly aligned with the Company’s other public stockholders. The director representatives of White River/Charlesbank and Capricorn are influenced by the fact that those entities, professional private equity investors, have held interests in CCC for lengthy periods of time (e.g. White River/Charlesbank have been investors since 1994 and have a lower basis for their CCC shares than most public stockholders), far longer periods than those investors typically hold such investments. For example, Charlesbank has stated that its optimum holding period is 3-7 years. Additionally, the holdings of White River/Charlesbank and Capricorn are illiquid. Moreover, these large investors have wielded significant influence over the Board. Indeed, the control of the private equity investors’ representatives on CCC’s Board is evidenced by the Self-Tender Offer which, on its face, seems to have had little practical purpose (incurring substantial debt for a previously debt-free company) other than to permit the private equity investors to liquidate a significant portion of their holdings in Company securities at a premium.

34. The consideration of $26.50 per share to be paid to Class members is unfair and grossly inadequate because, among other things: (a) the intrinsic value of the stock of the Company is materially in excess of $26.50, giving due consideration to the prospects for growth and profitability of the Company in light of its business, earnings and earnings power, present and future; (b) the $26.50 per share price offers an inadequate premium to the public stockholders of the Company.

35. Specifically, the Buyout Transaction is the product of unfair dealing (for the reasons discussed herein), and the price of $26.50 per share to be paid to Class members is unfair and so grossly inadequate as to constitute a gross breach of trust committed by defendants against the public stockholders because, among other things:

a.	The Merger consideration is only a 3.9% premium over the closing price of CCC shares the day before the Merger announcement which is substantially below the premiums recently given in Merger transactions of this type;

b.	The Merger consideration is significantly below the premium paid in acquisitions of comparable businesses;

c.	The Company issued a press release announcing its financial results for the second quarter ending June 30, 2005, in which Ramamurthy stated “We successfully completed several new customer implementations during the quarter, and based on June results, we expect stronger revenue and earnings growth in the second half of the year”;

d.	On October 25, 2005, shortly after the announcement of the Buyout Transaction, and after White River/Charlesbank and Capricorn agreed to vote in favor of the Merger, the Company filed its Form 10-Q for the quarter ended September 30, 2005, disclosing that its income per share was $1.19 for the nine months ended September 30, 2005, compared to $.47 it reported the previous year, a 153% increase;

e.	On November 5, 2005, the Automotive Service Association (ASA) announced that CCC has been honored as the 2005 benefit provider of the year in the collision category;

f.	The Merger provides that CCC’s Board is permitted to change its recommendation for the Merger or accept an alternative transaction that is a superior proposal, only upon the payment of a termination fee of approximately $9.9 million and up to $4 million of Cougar’s reasonable and documented out-of-pocket expenses, or the Board is permitted to change its recommendation for the Merger, after consultation with its legal counsel, to comply with its fiduciary obligations under applicable law, only upon the payment of a termination fee of approximately $14.9 million and all of Cougar’s reasonable and documented out-of-pocket expenses. These termination fees could result in a payment of up to $20 million, which is more than the Company’s net income for the year ended December 31, 2004, more than all of the cash provided by the Company’s operating activities for the nine months ended September 30, 2005, and represents more than 40% of CCC’s working capital. Such a hefty termination fee, at a minimum, will deter third parties from making competing bids for CCC. Indeed, CCC states in the Proxy Statement that this termination fee “could reduce the incentive for a third party to make a competing bid for us…”;

g.	No independent special committee was appointed to negotiate or even to consider the price to be paid to the public stockholders;

h.	Voting on the Merger will be by simple majority, as opposed to the approval of a majority of CCC’s public stockholders unaffiliated with White River, Capricorn, and the Company’s directors and officers who already have more than 46.5% of the vote sewn up;

i.	A majority of the directors will receive immediate substantial cash payments upon the completion of the Merger for unvested stock options and/or unvested restricted stock, and Defendant Ramamurthy is additionally receiving change of control benefits even though he will remain in the identical role he held at CCC after the Merger with respect to CCC’s successor;

j.	The Individual Defendants failed to retain an independent advisor to advise them on the fairness of the Buyout Transaction, instead using Credit Suisse First Boston (“Credit Suisse”), who at the same time was advising Investcorp, CCC’s acquiror. Specifically, on February 4, 2005, White River’s financial advisor, Charlesbank, entered into a definitive agreement with respect to the sale of American Tire Distributors Holdings, Inc. (“American Tires”) to Investcorp. The aggregate cash purchase price for the outstanding equity of American Tires was $710 million, less the amount of outstanding debt, transaction expenses and certain payments to American Tire’s management. The negotiations for the sale of American Tires began in November 2004, only one month after CCC began negotiations with Investcorp in connection with the Buyout Transaction. Credit Suisse was Investcorp’s financial advisor regarding the purchase of American Tires from White River/Charlesbank. Credit Suisse’s objectivity was further tainted when, in mid-2005, Credit Suisse joined with Investcorp and submitted a joint offer to acquire Kwik-Fit Holding Plc;

k.	In analyzing the Buyout Transaction, the Individual Defendants purportedly relied on the valuation analyses and methodologies presented by Credit Suisse in arriving at its determination that the Buyout Transaction is substantively fair. However, Credit Suisse’s financial presentation and opinion as to the fairness of the Merger was based on financial data and projections produced and approved by management of CCC, all who have disabling conflicts and are beholden to Ramamurthy. Credit Suisse did not verify the accuracy of any of the financial data produced by CCC’ s management;

l.	The individual Defendants agreed to pay Credit Suisse for its financial advisory services in connection with the Merger approximately $6.6 million, $750,000 of which was payable upon delivery of Credit Suisse’s opinion and the balance upon completion of the Merger. Thus, the Individual Defendants agreed to a payment structure that greatly incentivized Credit Suisse to recommend the fairness of the Merger, rendering its advice suspect and inherently unreliable, as opposed to rendering unbiased advice; and

m.	Credit Suisse’s independence is further rendered questionable by the rather incredible coincidence that within one week of Credit Suisse being formally retained to advise the Company’s Board, a recommendation concerning CCC was cut to “underperform” from “neutral” (with a target price per share of $20.00) by Credit Suisse analyst Brandon Dobell, causing CCC’s stock price to drop from $23.57 per share on June 13, 2005 to $21.82 per share on June 14, 2005. As a result of this downgrade by Credit Suisse and the stock price drop which followed, it became easier for Investcorp to propose a buyout transaction with, at least, some premium over the market price for CCC’s stock.

36. The Proxy Statement contains materially false and misleading statements and omits material facts necessary to provide CCC’s public stockholders with the ability to make an informed vote on the Buyout Transaction. That is because the Proxy Statement blatantly omits and obscures facts concerning the relationship between Credit Suisse and Investcorp. For example, the Proxy Statement issued in connection with the Buyout Transaction fails to disclose that Credit Suisse simultaneously advised Investcorp in connection with the purchase of American Tires and had submitted a joint offer with Investcorp to acquire Kwik-Fit Holding Plc. Nor does it adequately disclose the recent American Tire transaction between Investcorp and White River/Charlesbank.

37. The procedures followed by defendants in approving the Buyout Transaction were below reasonable and customary standards in buyout transactions, and as such, the buyout price was determined based on an unfair process, in breach of defendants’ fiduciary duties.

38. As a result of defendants’ unlawful actions, plaintiffs and the other members of the Class will be damaged in that they will not receive their fair portion of the value of the Company’s assets and business and will be prevented from obtaining the real value of their equity ownership of the Company.

39. Unless the proposed Buyout Transaction is enjoined by the Court, defendants will continue to breach their fiduciary duties owed to the plaintiffs and the members of the Class, will not engage in arm’s-length negotiations on the Merger terms, and will consummate and close the proposed Merger complained of and succeed in their plan described above, all to the irreparable harm of Plaintiffs and the members of the Class.

40. Plaintiffs and the other members of the Class have no adequate remedy at law.

WHEREFORE, plaintiffs demand judgment against defendants, jointly and severally, as follows:

(1)	declaring this action to be a class action and certifying plaintiffs as the Class representatives and plaintiffs’ counsel as Class counsel;

(2)	declaring that the defendants have breached their fiduciary duties to plaintiffs and the Class;

(3)	requiring defendants to disseminate a supplemental proxy statement that adequately discloses, inter alia, the conflict of interest possessed by Credit Suisse in rendering its fairness opinion, and addresses the inadequate disclosures in the previously filed Proxy Statement;

(4)	reducing or eliminating the termination fee presently part of the Buyout Transaction;

(5)	enjoining the Company from making the planned change of control payment to defendant Ramamurthy and, instead, distributing said payment to members of the Class to increase the Merger consideration;

(6)	directing defendants to obtain an independent fairness opinion from an advisor other that Credit Suisse;

(7)	directing defendants to conduct any vote subject to a majority of the public stockholders unaffiliated with White River/Charlesbank, Capricorn, or the Company’s directors or officers;

(8)	enjoining, preliminarily and permanently, the Buyout Transaction complained of herein;

(9)	to the extent, if any, that the Buyout Transaction complained of is consummated prior to the entry of this Court’s final judgment, rescinding such transaction or transactions, or granting the Class rescissory damages;

(10)	directing that defendants account to plaintiffs and the other members of the Class for all damages caused to them and account for all profits and any special benefits obtained as a result of their unlawful conduct;

(11)	awarding plaintiffs the costs and disbursements of this action, including a reasonable allowance for the fees and expenses of plaintiffs’ attorneys and experts; and

(12)	granting plaintiffs and the other members of the Class such other and further relief as may be just and proper.

Dated: January 24, 2005

ROSENTHAL, MONHAIT, GROSS
& GODDESS, P.A.

Of Counsel	By:	/s/ Carmella P. Keener
Carmella P. Keener (DSBA No. 2810)
WOLF POPPER LLP	919 N. Market Street, Suite 1401
845 Third Avenue	P.O. Box 1070
New York, NY 10022	Wilmington, DE 19899-1070
(212) 759-4600	(302) 656-4433
Attorneys for Plaintiffs

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